Filed pursuant to Rule 424(b)(3)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 8 dated June 26, 2006
to Prospectus Supplement dated May 30, 2006
and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.	52517PK34
ISIN:	US52517PK346
Specified Currency:	Principal: U.S. Dollars
Interest: U.S. Dollars
Principal Amount:	$25,000,000

	Total	Per Note
Issue Price:	$25,000,000	100%
Agent’s Commission:	$0	0%
Proceeds to Lehman Brothers Holdings:	$25,000,000	100%

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers
Agent’s Capacity:	☒ As principal	☐ As agent
Trade Date:	June 26, 2006
Issue Date:	July 11, 2006

Stated Maturity Date:	July 11, 2036, subject to Optional Redemption
Date From Which Interest Accrues:	☒ Issue Date
☐ Other: _____________
☒ Fixed Rate Note
Interest Rate per Annum:	7.00%
☐ Floating Rate Note	☐ CD Rate
☐ Commercial Paper Rate
☐ Federal Funds (Effective) Rate
☐ Federal Funds (Open) Rate
☐ LIBOR Telerate
☐ LIBOR Reuters
☐ EURIBOR
☐ Treasury Rate Constant Maturity ☐ Yes ☐ No
☐ Prime Rate
☐ Eleventh District Cost of Funds Rate
☐ CMS Rate
☐ Other: _______________
Spread:	Not applicable
Spread Multiplier:	Not applicable
Maximum Rate:	Not applicable
Minimum Rate:	Not applicable
Interest Payment Dates:	Semi-annually on January 11 and July 11, commencing on January 11, 2007 and ending on the Stated Maturity Date, subject to Optional Redemption
Interest Determination Dates:	Not applicable
Interest Reset Dates:	Not applicable
Calculation Agent:	Not applicable
Optional Redemption:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings in whole or in part at a price equal to 100% of the principal amount being redeemed, on each Interest Payment Date, commencing on July 11, 2011. Notice of redemption will be given not less than five business days prior to the redemption date.
Form of Note:	☒ Book-entry only (global) ☐ Certificated

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.